EXHIBIT 10.32

EXECUTION VERSION

FIRST AMENDMENT TO MASTER REPURCHASE AGREEMENT

FIRST AMENDMENT TO MASTER REPURCHASE AGREEMENT, dated October 31, 2019 (this “Amendment”), by and between BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (together with its successors and assigns, “Purchaser”), and CMTG BB FINANCE LLC, a limited liability company organized under the laws of the State of Delaware (together with its successors and permitted assigns, “Seller”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Repurchase Agreement (as defined below and as amended hereby).

RECITALS

WHEREAS, Seller and Purchaser are parties to that certain Master Repurchase Agreement, dated as of December 21, 2018 (the “Existing Repurchase Agreement” and, as amended by this Amendment, and as hereafter further amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Repurchase Agreement”); and

WHEREAS, Purchaser and Seller desire to make certain amendments and modifications to the Existing Repurchase Agreement as further set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

AMENDMENT TO REPURCHASE AGREEMENT

(a) The Existing Repurchase Agreement and the exhibits thereto are hereby amended by deleting each reference to “Mortgage Note” and “Mortgage Notes” therein and replacing them with references to “Promissory Note” and “Promissory Notes,” respectively.

(b) The Existing Repurchase Agreement and the exhibits thereto are hereby amended by deleting each reference to “Mortgagor” and “Mortgagors” therein and replacing them with references to “Borrower” and “Borrowers,” respectively.

(c) Article 2 of the Existing Repurchase Agreement is hereby amended by deleting the definitions of “Mortgage Note” and “Mortgagor” in their entirety.

(d) Article 2 of the Existing Repurchase Agreement is hereby further amended by deleting the definitions of “Accepted Servicing Practices,” “Default Threshold,” “Eligibility Criteria,” “Eligible Asset,” “Litigation Threshold,” “Mortgage Note,” “Mortgaged Property,” “Mortgagor,” “Participation Interest,” “Purchase Price,” Purchased Asset,” “Purchased Asset Documents,” “Repurchase Date,” “Senior Participation Interest,” “Seller Party,” “Servicer,” “Servicing Agreement” and “Transaction Documents” in their entirety and replacing them with the following in their appropriate alphabetical order:

“Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those mortgage loan, mezzanine loan or participation interest servicing practices of prudent mortgage lending institutions that service mortgage loans, mezzanine loans and/or participation interests of the same type as such Purchased Asset in the jurisdiction where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Borrower” shall mean each obligor on a Promissory Note and (a) in the case of a Mortgage Loan, the grantor of the related Mortgage or (b) in the case of a Mezzanine Loan, the pledgor of the equity interests in entities that own, directly or indirectly, the collateral for a related Mortgage Loan.

“Default Threshold” shall have the meaning specified in the Fee Letter or, with respect to Originator, $10,000,000.

“Eligibility Criteria” shall mean: (a) with respect to any Mortgage Loan or Mezzanine Loan, that such Mortgage Loan or Mezzanine Loan (i) is performing, (ii) is fully disbursed, except for advances in connection with adding additional Mortgaged Properties or customary holdbacks, reserves, escrows and future funding commitments for repairs, tenant improvements, leasing commissions and capital expenditures, (iii) accrues interest at a floating rate based on LIBOR or a successor rate in accordance with the related Purchased Asset Documents, (iv) has an interest rate cap in place that is acceptable to Purchaser in its sole and absolute discretion as of the related Purchase Date, (v) has a term to maturity of no greater than five (5) years (inclusive of extension options), (vi) has an underlying borrower/obligor that is a bankruptcy-remote special purpose entity (to the extent required pursuant to rating agency criteria), (vii) in the case of a Mortgage Loan, is secured by a first Lien mortgage or deed of trust on one or more properties that are of an Eligible Property Type and otherwise satisfies the criteria set forth in the definition of Eligible Property Type, and in the case of a Mezzanine Loan, is directly or indirectly secured by a first Lien pledge of the equity in the relevant Borrower under the related Mortgage Loan, (viii) as of the related Purchase Date, has a senior financing as-is loan-to-value ratio (taking into account such Mortgage Loan and any Mezzanine Loan that is pledged to Purchaser as additional security for the Transaction with respect to the related Mortgage Loan, together with any other related pari-passu loans but excluding any subordinate loans (other than any Mezzanine Loan that is pledged to Purchaser as additional security for the Transaction with respect to the related Mortgage Loan) secured directly or indirectly by the same collateral) of up to 80.0%, as determined by Purchaser in its sole and absolute discretion on a case-by-case basis, (ix) as of the related Purchase Date, has a total financing as-is loan-to-value ratio (taking into account such Mortgage Loan, any Mezzanine Loan that is pledged to Purchaser as additional security for the Transaction with respect to the related Mortgage Loan, and any related pari-passu or subordinate

(including mezzanine) loans secured directly or indirectly by the same collateral) of up to 85.0% as determined by Purchaser in its sole and absolute discretion on a case-by-case basis, and (x) satisfies the requirements set forth in the Pricing Matrix; or (b) with respect to any Senior Note or Senior Participation Interest, the related Mortgage Loan satisfies the criteria set forth in clause (a) above.

“Eligible Asset” shall mean any Mortgage Loan, Mezzanine Loan (provided such Mezzanine Loan is pledged to Purchaser as additional security for the Transaction with respect to the related Mortgage Loan), Senior Note or Senior Participation Interest (a) that is approved by Purchaser in its sole and absolute discretion as of the related Purchase Date; provided, that such approval as of the related Purchase Date shall be void and the related Purchased Asset shall cease being an Eligible Asset in the event that there was any material misstatement or omission in the information provided to Purchaser with respect to such Purchased Asset (or the related Mortgaged Property or any guarantor or other obligor with respect thereto) in connection with Purchaser’s determination to grant such approval as of the related Purchase Date; (b) that satisfies the Eligibility Criteria; and (c) with respect to which, on each day, the applicable representations and warranties set forth in Exhibit V hereto are true and correct in all respects, except to the extent disclosed in a Requested Exceptions Report approved by Purchaser in accordance with the terms hereof. Unless otherwise specified, (a) any reference to an Eligible Asset shall include the Mortgage Loan and any related Mezzanine Loan that is pledged to Purchaser as additional security for the Transaction with respect to the related Mortgage Loan and (b) in the case of any Eligible Asset comprised of one or more Promissory Notes or Participation Interests, any reference to such Eligible Asset shall include all such Promissory Notes or Participation Interests.

“Litigation Threshold” shall have the meaning specified in the Fee Letter or, with respect to Originator, $10,000,000.

“Mortgaged Property” shall mean, in the case of (a) a Mortgage Loan, the mortgaged property securing such Mortgage Loan; (b) a Mezzanine Loan, the mortgaged property directly or indirectly securing such Mezzanine Loan; and (c) a Participation Interest, the mortgaged property directly or indirectly securing the Mortgage Loan and/or Mezzanine Loan in which such Participation Interest represents a participation, as applicable.

“Participation Interest” shall mean a participation interest in a Mortgage Loan and/or a Mezzanine Loan.

“Promissory Note” shall mean, with respect to a Purchased Asset, a note or other evidence of indebtedness of a Borrower under a Mortgage Loan or a Mezzanine Loan in connection with such Purchased Asset.

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Purchaser on the applicable Purchase Date, increased by any amounts advanced by Purchaser to Seller pursuant to Article 3(h), decreased by (a) the portion of any Principal Payments on such Purchased Asset that is applied pursuant to Article 5 to reduce the Purchase Price for such Purchased Asset, (b) any amounts applied to reduce the Purchase Price of the Purchased Asset pursuant to Article 4(a) on account of a Margin Call and (c) any other amounts paid applied by Purchaser to reduce the Purchase Price for the Purchased Asset. The Purchase Price for any Purchased Asset as of its Purchase Date shall be set forth in the Confirmation for the related Transaction and shall equal to the product of (i) the Purchase Price Percentage for such Purchased Asset multiplied by (ii) the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Market Value of such Purchased Asset; provided that, with respect to any Mortgage Loan and any related Mezzanine Loan that is pledged to Purchaser as additional security for the Transaction with respect to such Mortgage Loan, the Purchase Price shall not exceed the unpaid principal balance of such Mortgage Loan.

“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by Seller to Purchaser in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Purchaser (other than Purchased Assets that have been repurchased by Seller). Any Purchased Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset. Unless otherwise specified, (i) any reference to a “Purchased Asset” that is a Mortgage Loan shall include such Mortgage Loan and any Mezzanine Loan that is pledged to Purchaser as additional security for the Transaction with respect to such Mortgage Loan and (ii) in the case of any Purchased Asset comprised of one or more Promissory Notes or Participation Interests, any reference to such Purchased Asset shall include all such Promissory Notes or Participation Interests.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents (including any Mezzanine Loan Documents contained therein, if applicable) comprising the Purchased Asset File for such Purchased Asset upon its release pursuant to Article 7(b).

“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of (a) the Termination Date; (b) the Early Repurchase Date; (c) the Accelerated Repurchase Date; (d) the date of the occurrence of a Future Advance Failure with respect to such Purchased Asset; or (e) the maturity date of such Purchased Asset. Notwithstanding anything to the contrary herein, (i) any Mezzanine Loan that is additional security for a Transaction with respect to a Purchased Asset shall be released simultaneously with the repurchase of the related Mortgage Loan and

(ii) with respect to any Purchased Asset comprised of one or more Promissory Notes or Participation Interests, unless otherwise agreed by Purchaser in its sole and absolute discretion, all such Promissory Notes or Participation Interests shall be repurchased simultaneously.

“Seller Party” shall mean, collectively or individually, as the context may require, Seller, Originator and Guarantor.

“Senior Participation Interest” shall mean a senior or pari passu senior Participation Interest in a Mortgage Loan evidenced by a Participation Certificate; provided that any pari passu Senior Participation Interest is the controlling Participation Interest. A Senior Participation Interest shall not be junior to any other Participation Interest or Promissory Note secured directly or indirectly by the same Mortgaged Property.

“Servicer” shall mean Wells Fargo Bank, National Association, KeyBank National Association or any other servicer approved by Purchaser in its sole and absolute discretion.

“Servicing Agreement” shall mean (i) that certain Servicing Agreement, dated as of December 21, 2018, by and between Wells Fargo Bank, National Association and Seller, (ii) Servicing Agreement, dated as of November 30, 2015, by and between CMTG/CN Mortgage REIT, LLC and KeyBank National Association, as servicer, as the same is supplemented by that certain Side Letter, dated as of November 30, 2015 and that certain Joinder to Servicing Agreement, dated as of October 31, 2019, among CMTG/CN Mortgage REIT, LLC, Seller and KeyBank National Association and (iii) any other servicing agreement, in form and substance acceptable to Purchaser in its sole and absolute discretion, entered into by Seller, any Servicer and, if applicable, Purchaser, in each case, as the same may be amended, modified and/or restated from time to time, and/or any replacement servicing agreement acceptable to Purchaser in its sole and absolute discretion.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Exhibits to this Agreement, the Fee Letter, the Guaranty, the Custodial Agreement, the Servicing Agreement, the Servicer Letter, the Account Control Agreement, the Pledge Agreement, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, and all other documents executed in connection with this Agreement or any Transaction.

(e) Article 2 of the Existing Repurchase Agreement is hereby further amended by adding the following definitions in their appropriate alphabetical order:

“Mezzanine Loan” shall mean a whole mezzanine loan that is directly secured by a pledge of all of the equity interests in the entity or entities that own, directly or indirectly, the Mortgaged Property securing the related Mortgage Loan.

“Mezzanine Loan Documents” shall mean, with respect to a Purchased Asset that is a Mortgage Loan for which the related Mezzanine Loan is pledged to Purchaser as additional security for the Transaction with respect to such Purchased Asset, the documents evidencing such Mezzanine Loan that are part of the Purchased Asset File for such Purchased Asset.

“Originator” shall mean, individually or collectively, as the context may require, (i) CMTG California 2 LLC, a Delaware limited liability company, and (ii) any other Affiliate of Seller that delivers a Pledge Agreement, in each case, and its successors-in-interest.

“Originator Financing Statement” shall mean, with respect to any Originator, a UCC financing statement in appropriate form for filing in the jurisdiction of formation of such Originator and naming such Originator as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of Pledged Collateral in the applicable Pledge Agreement.

“Pledge Agreement” shall mean (i) that certain Originator Pledge and Security Agreement, dated as of October 31, 2019, from Originator in favor of Purchaser and (ii) any other pledge and security agreement from an Affiliate of Seller in favor of Purchaser in form and substance acceptable to Purchaser, in each case, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Pledged Collateral” shall have the meaning specified in applicable Pledge Agreement.

(f) Article 3(b)(i)(N) of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(N) opinions of outside counsel to the Seller Parties in form and substance acceptable to Purchaser (including, but not limited to, those relating to corporate matters, enforceability, applicability of the Investment Company Act of 1940, security interests and Bankruptcy Code safe harbors (including that the pledge of Mezzanine Loans as additional security for Transactions relating to Purchased Assets constitutes a “securities contract” for Bankruptcy Code safe harbors));

(g) Article 3(c)(xx) of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(xx) True Sale. If such Purchased Asset is acquired by Seller from any Affiliate of Seller, then Seller shall deliver to Purchaser a true sale opinion from outside counsel in form and substance reasonably acceptable to

Purchaser with respect to the transfer of such Purchased Asset to Seller from such Affiliate and for any interim-transfer thereof between Affiliates of Seller, provided that, so long as a Pledge Agreement has been delivered by the applicable Affiliate transferor and is in effect, no true sale opinion will be required with respect to the transfer of such Purchased Asset from such Affiliate transferor to Seller or an Affiliate of Seller so long as the transfer documentation contains provisions to the effect that the parties intend the transfer to be a true sale and/or contribution and not a financing and is otherwise reasonably acceptable to Purchaser.

(h) Article 7(a) of the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a) Purchaser and Seller intend that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under the Transaction Documents, in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by Seller of all of Seller’s obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to Purchaser to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Purchaser hereunder, including, without limitation, amounts owing pursuant to Article 27, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Without limiting the generality of the foregoing, Seller hereby pledges, assigns and grants to Purchaser as further security for Seller’s obligations to Purchaser hereunder, a continuing first priority security interest in and Lien upon all of its right, title and interest in, to and under any Mezzanine Loan related to a Purchased Asset, if any, as additional security and as a credit enhancement for payment and performance of the Repurchase Obligations with respect to the related Purchased Asset hereunder, and Purchaser shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto. Seller agrees to mark its books and records to evidence the interests granted to Purchaser hereunder. For purposes of this Agreement, “Collateral” shall mean:

(i) the Collection Account and the Servicer Account and all monies from time to time on deposit in the Collection Account and the Servicer Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing;

(ii) the Purchased Items; and

(iii) all Mezzanine Loans and Mezzanine Loan Documents related to Purchased Assets.

(i) Article 10(z) of the Existing Repurchase Agreement is hereby amended by adding the following clause (v) at the end thereof:

(v) Upon the filing of any Originator Financing Statement in the jurisdiction of formation of the related Originator, Purchaser shall have a legal, valid, enforceable and fully perfected first priority security interest in that portion of the Pledged Collateral under the applicable Pledge Agreement in which a security interest can be perfected under the UCC by the filing of financing statements, subject to bankruptcy, insolvency, and other limitations on creditors rights generally and to equitable principles.

(j) Article 27(b) of the Existing Repurchase Agreement is hereby amended by adding the words “and the Pledged Collateral” after each instance of “the Collateral” therein.

(k) Exhibit II to the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit II attached hereto.

(l) Exhibit V to the Existing Repurchase Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit V attached hereto.

ARTICLE 2

REPRESENTATIONS

Seller represents and warrants to Purchaser, as of the date of this Amendment, as follows:

(a) all representations and warranties made by it in the Existing Repurchase Agreement are true and correct;

(b) it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified in each jurisdiction necessary to conduct business as presently conducted;

(c) it is duly authorized to execute and deliver this Amendment and to perform its obligations under the Existing Repurchase Agreement, as amended and modified hereby, and has taken all necessary action to authorize such execution, delivery and performance;

(d) the person signing this Amendment on its behalf is duly authorized to do so on its behalf;

(e) the execution, delivery and performance of this Amendment will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected;

(f) this Amendment has been duly executed and delivered by it; and

(g) the Existing Repurchase Agreement, as amended and modified hereby, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, other limitations on creditors’ rights generally and general principles of equity.

ARTICLE 3

EXPENSES

Seller shall promptly pay all of Purchaser’s out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of this Amendment.

ARTICLE 4

CONDITIONS PRECEDENT

The effectiveness of this Amendment is subject to satisfaction of the following conditions precedent on or before the date hereof:

(a) Representations and Warranties. The representations and warranties of Seller set forth herein shall be true, correct, complete and accurate as of the date hereof;

(b) Delivery of Documents. Seller shall have been delivered to Purchaser the following:

(i) this Amendment, duly completed and executed by each of the parties hereto;

(ii) an amendment to the Custodial Agreement, duly completed and executed by each of the parties thereto;

(iii) the Servicing Agreement pursuant to clause (ii) of the definition thereof and the related Servicer Letter, duly completed and executed by each of the parties thereto;

(iv) the Pledge Agreement, duly completed and executed by each of the parties thereto;

(v) the Originator Financing Statement; and

(vi) an opinion of outside counsel to Seller in form and substance acceptable to Purchaser with regard to Bankruptcy Code safe harbors applicable to a pledge of Mezzanine Loans as additional security for Transactions relating to Purchased Assets; and

(c) Expenses. Seller shall have paid to Purchaser the amounts set forth in Article 3 above.

ARTICLE 5

POST-CLOSING OBLIGATIONS

Within ten (10) Business Days after the date of this Amendment Seller shall delivered to Purchaser the following:

(i) opinions of outside counsel to Originator in form and substance acceptable to Purchaser with respect to corporate matters of Originator, enforceability of the Pledge Agreement, security interest matters with respect to the Pledge Agreement and the Originator Financing Statement and Bankruptcy Code safe harbors applicable to the Pledge Agreement); and

(ii) for Originator, a good standing certificate dated within fourteen (14) calendar days prior to the date hereof, certified true, correct and complete copies of organizational documents and certified true, correct and complete copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Pledge Agreement and each other document to be delivered by Originator from time to time in connection therewith.

ARTICLE 6

GOVERNING LAW

THIS AMENDMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 7

MISCELLANEOUS

(a) Except as expressly amended or modified hereby, the Repurchase Agreement and the other Transaction Documents shall each be and shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. All references to the Transaction Documents shall be deemed to mean the Transaction Documents as modified by this Amendment.

(b) This Amendment may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures (such as PDF files) shall constitute original signatures and are binding on all parties.

(c) The headings in this Amendment are for convenience of reference only and shall not affect the interpretation or construction of this Amendment.

(d) This Amendment may not be amended or otherwise modified, waived or supplemented except as provided in the Repurchase Agreement.

(e) This Amendment contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f) This Amendment and the Repurchase Agreement, as amended and modified hereby, is a single Transaction Document and shall be construed in accordance with the terms and provisions of the Repurchase Agreement.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

PURCHASER:

BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales

By:	/s/ Francis X. Gilhool
Name: Francis X. Gilhool
Title: Managing Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Barclays-Claros – First Amendment to Master Repurchase Agreement

SELLER:

CMTG BB FINANCE LLC, a Delaware limited liability company

By:	/s/ J. Michael McGillis
Name:
Title:

Barclays-Claros – First Amendment to Master Repurchase Agreement

EXHIBIT II

FORM OF CONFIRMATION STATEMENT

[Date]

To: Barclays Bank PLC

Ladies and Gentlemen:

Reference is made hereby to the Master Repurchase Agreement, dated as of December 21, 2018 (the “Agreement”), between Barclays Bank PLC (“Purchaser”) and CMTG BB Finance LLC (“Seller”). This Confirmation is being delivered to you, as Purchaser, to request a Transaction pursuant to which Purchaser will purchase from us, as Seller, the Eligible Asset identified on the attached Schedule 1 in accordance with the terms of the Agreement. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date:	, 20

Eligible Asset:	, as further identified on Schedule 1

Asset Type:	[Mortgage Loan][Senior Note][Senior Participation Interest]

Additional Credit Support:	[None][Mezzanine Loan]

Outstanding Principal Amount of Purchased

Asset as of Purchase Date:	$

Available Future Funding under Purchased

Asset as of Purchase Date:	$

Repurchase Date:	, 20

Purchase Price:	$

Maximum Purchase Price:	$

Pricing Rate:	As defined in the Agreement

Applicable Index:	LIBOR

Purchase Price Percentage:	%

Governing Agreements:	As identified on attached Schedule 2

Requested Wire Amount:	$

Type of Funding:	[Wet][Dry] Funding

Ex. II-1

Seller’s Wiring Instructions:

Bank Name:
ABA Number:
Account Number:
Reference:

To evidence your agreement to enter into the Transaction in accordance with the terms set forth in this Confirmation, please return a countersigned copy of this Confirmation to Seller.

CMTG BB FINANCE LLC

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

BARCLAYS BANK PLC

By:
Name:
Title:

Ex. II-2

Schedule 1 to Confirmation

Purchased Asset Schedule

(attached)

Ex. II-3

Schedule 2 to Confirmation

Governing Agreements

Ex. II-4

EXHIBIT V

REPRESENTATIONS AND WARRANTIES

REGARDING INDIVIDUAL PURCHASED ASSETS

For purposes of the representations and warranties contained in this Exhibit V, the phrases “Seller’s knowledge” or “Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual knowledge or belief of Seller, its officers and employees responsible for the underwriting, origination, acquisitions, servicing, management or sale, as applicable, of the Purchased Assets regarding the matters expressly set forth herein. All information contained in documents which are part of the Servicing Records shall be deemed to be within Seller’s knowledge.

Capitalized terms used but not defined in this Exhibit V shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V is attached.

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V may be amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated after the date Seller receives written notice of the amended representations and warranties.

CERTAIN DEFINED TERMS

“Anticipated Repayment Date” shall mean, with respect to any Mortgage Loan or Mezzanine Loan that is identified on the related Purchased Asset Schedule as an ARD Loan, the date upon which such Mortgage Loan or Mezzanine Loan, as applicable, commences accruing interest at an increased interest rate.

“ARD Loan” shall mean a Mortgage Loan or a Mezzanine Loan the terms of which provide that if, after an Anticipated Repayment Date, the related Borrower has not prepaid such Mortgage Loan or Mezzanine Loan, as applicable, in full, any principal outstanding on the Anticipated Repayment Date will accrue interest at an increased interest rate.

“Assignment of Leases” shall mean, any assignment of leases, rents and profits or similar document or instrument executed by a Borrower in connection with the origination of a Mortgage Loan.

“Companion Interest” shall mean, with respect to any Purchased Asset, any subordinate or pari passu Promissory Note or Participation Interest secured directly or indirectly by the same Mortgaged Property.

“Equity Interests” shall mean, with respect to any Mezzanine Loan, 100% of the direct equity interests in the entity or entities that own the related Mortgaged Property or Mortgaged Properties that indirectly secure such Mezzanine Loan.

“Interest Rate” shall mean, with respect to each Mortgage Loan or Mezzanine Loan, the related annualized rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or Mezzanine Loan, as applicable, from time to time in accordance with the related Promissory Note and applicable law.

“REMIC Provisions” shall mean the provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

REPRESENTATIONS AND WARRANTIES

A. All Purchased Assets. With respect to each Purchased Asset:

1. Complete Servicing File. All documents comprising the Servicing Records are in the possession of the Servicer.

2. Ownership of Purchased Assets. Immediately prior to the sale, transfer and assignment to Purchaser, no Purchased Asset was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Asset other than (x) if the Purchased Asset is subject to a Mezzanine Loan, the rights of the Mezzanine Loan holder(s) pursuant to the intercreditor or co-lender agreement and (y) the rights of the holder of a Companion Interest under the related co-lender or participation agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset other than (x) if the Purchased Asset is subject to a Mezzanine Loan, the rights of the Mezzanine Loan holder(s) pursuant to the intercreditor or co-lender agreement and (y) the rights of the holder of a Companion Interest under the related co-lender or participation agreement.

3. Purchased Asset File. The Purchased Asset File contains a true, correct and complete copy (or, if required by the Custodial Agreement, original) of each document evidencing or securing the Purchased Asset, or affecting the rights of any holder thereof. With respect to any document contained in the Purchased Asset File that is required to be recorded or filed in accordance with the requirements set forth in the Custodial Agreement, such document is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction and has been or will be recorded or filed as required by the Custodial Agreement. With respect to each assignment, assumption, modification, consolidation or extension contained in the Purchased Asset File, if the document or agreement being assigned, assumed, modified, consolidated or extended is required to be recorded or filed, such assignment, assumption, modification, consolidation or extension is in form suitable for recording or filing, as applicable, in the appropriate jurisdiction.

4. Purchased Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the related Purchased Asset Schedule is true and correct in all material respects as of the Purchase Date and contains all information required by the Transaction Documents to be contained therein.

Ex. II-2

5. Restrictions on Transfer. No Purchased Asset contains any restrictions on transfer or transferee eligibility requirements, in each case, that are commercially unreasonable or would be violated in connection with any transfer, assignment or pledge thereof in favor of Purchaser.

B. Mortgage Loans. With respect to each Mortgage Loan that (i) constitutes a Purchased Asset or (ii) is related to a Purchased Asset that is a Participation Interest or a Promissory Note:

1. Whole Loans. Such Mortgage Loan is a whole Mortgage Loan and not a Participation Interest or other partial interest in a Mortgage Loan.

2. Loan Document Status. Each related Promissory Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of such Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Promissory Notes, Mortgages or other operative Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of such Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Promissory Note, Mortgage or other operative Purchased Asset Documents.

3. Mortgage Provisions. The Purchased Asset Documents for such Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

Ex. II-3

4. Hospitality Provisions. The Purchased Asset Documents for such Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement or license agreement include an executed copy of such franchise or license agreement as well as a comfort letter or similar agreement signed by the Borrower and franchisor or licensor of such property enforceable by Purchaser or any subsequent holder of such Mortgage Loan (including a securitization trustee) against such franchisor, either directly or as an assignee of the originator, or pursuant to a replacement comfort letter or similar agreement with Purchaser. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

5. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement (a) the material terms of each Mortgage, Promissory Note, Mortgage Loan guaranty and related operative Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) the Borrower has not been released from its material obligations under the related Purchased Asset Documents.

6. Lien; Valid Assignment. Subject to the Insolvency Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller will constitute a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee (or if identified on the related Purchased Asset Schedule leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) or any other title exceptions identified to Purchaser in a Requested Exceptions Report (“Title Exceptions”)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances or any Title Exceptions) as of the origination date of the related Mortgage Loan and, to Seller’s knowledge, as of the related Purchase Date is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy, and, to Seller’s knowledge and subject to the rights of tenants (subject to and excepting Permitted Encumbrances and any other Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

Ex. II-4

7. Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow or closing instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized with any other Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

8. Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing). Except as set forth on the related Purchased Asset Schedule, Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

9. Assignment of Leases and Rents. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

Ex. II-5

10. UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the related originator has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by the related Borrower and located on such Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Insolvency Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

11. Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four (4) months of origination of the Mortgage Loan and within six (6) months of the Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than six (6) months prior to the origination of such Mortgage Loan. Seller has no knowledge of any issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the value of the Mortgaged Property other than those disclosed in the engineering report or property condition assessment delivered to Purchaser in accordance with Exhibit VII.

12. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

13. Condemnation. As of the date of origination of such Mortgage Loan and to Seller’s knowledge as of the Purchase Date, there is no proceeding pending and, to Seller’s knowledge as of the date of origination of such Mortgage Loan and as of the Purchase Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

Ex. II-6

14. Actions Concerning Mortgage Loan. As of the date of origination of such Mortgage Loan and to Seller’s knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any related Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (f) the current principal use of the Mortgaged Property.

15. Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to such Mortgage Loan are in the possession, or under the control, of Seller or Servicer, and there are no deficiencies ((subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits or the right thereto) that are required to be escrowed with the lender under the related Purchased Asset Documents are being conveyed by Seller to Purchaser (although the same may be held by Servicer in accordance with the Servicing Agreement and the Servicer Notice).

16. No Holdbacks. The principal amount of such Mortgage Loan stated on the related Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except (i) in those cases where the full amount of such Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Seller to merit such holdback or (ii) future advances to be funded with respect to such Mortgage Loan as identified in the related Purchased Asset Schedule).

17. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Purchased Asset Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of at least “A-: VIII” from A.M. Best Company, “A” from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (x) the original principal balance of the Mortgage Loan and (y) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Borrower included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Mortgage Loan on a single asset with a maximum principal balance of $50 million or more, covers a period of not less than eighteen (18) months).

Ex. II-7

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within twenty-five (25) miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Purchaser. Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so,

Ex. II-8

authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

18. Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

19. No Encroachments. Based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, after taking into account any applicable provisions of the Title Policy. No improvements encroach upon any easements except for encroachments, the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

20. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

21. REMIC. With respect to each Mortgage Loan which is identified as REMIC eligible in the related Confirmation, such Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (a) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (b) either: (i) such Mortgage Loan is secured by an interest in real property (including buildings and

Ex. II-9

structural components thereof, but excluding personal property) having a fair market value (A) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date or (B) at the Purchase Date at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (ii) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (b)(i)(A) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (b)(i)(B), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

22. Compliance with Usury Laws. The Interest Rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Mortgage Loan complied as of the date of origination of such Mortgage Loan with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

23. Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Promissory Note, each holder of the Promissory Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by any holder thereof.

24. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination of the related Mortgage Loan and, to Seller’s knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

25. Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively, “Zoning Regulations”) other than those which (i) are insured by the Title Policy, (ii) are insured by law and ordinance insurance coverage that provides coverage for additional costs to rebuild and/or repair the property

Ex. II-10

to current Zoning Regulations or (iii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Purchased Asset Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

26. Licenses and Permits. Each Borrower covenants in the Purchased Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon any of a letter from any governmental authorities, a zoning report, title report or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

27. Recourse Obligations. The Purchased Asset Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Borrower; (ii) if Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) upon any voluntary transfer of either the related Mortgaged Property or equity interests in Borrower made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Borrower’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

28. Mortgage Releases. With respect to each Mortgage Loan which is identified as REMIC-eligible in the related Confirmation, the terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) [reserved], (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to each Mortgage Loan which is identified as REMIC-eligible in the

Ex. II-11

related Confirmation, with respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x) if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to each Mortgage Loan which is identified as REMIC-eligible in the related Confirmation, in the event of a taking of any portion of a Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the related Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan.

With respect to each Mortgage Loan which is identified as REMIC-eligible in the related Confirmation, no Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

29. Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Mortgage Loan require the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

30. Acts of Terrorism Exclusion. With respect to each Mortgage Loan with a maximum principal balance over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as

Ex. II-12

“TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

31. Due-on-Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein or (vii) any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Interest in such Mortgage Loan or subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

Ex. II-13

32. Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Purchased Asset Documents and the organizational documents of the Borrower with respect to each Mortgage Loan that, together with any related Mezzanine Loan that is a Purchased Asset, has an aggregate maximum principal balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan that, together with any related Mezzanine Loan that is a Purchased Asset, has an aggregate maximum principal balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan, and, if applicable, any related Mezzanine Loan that is Purchased Asset, in the aggregate, has a maximum principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

33. Defeasance. The Mortgage Loan does not permit defeasance.

34. Interest Rates. Each Mortgage Loan bears interest at a floating rate of interest that is based on LIBOR (or an alternative index that has become generally accepted as a replacement to LIBOR) plus a margin (which interest rate may be subject to a minimum or “floor” rate). For this purpose, “LIBOR” shall mean (a) the offered rate for deposits in U.S. dollars for a period equal to thirty (30) days, which appears on the display designated as “BBAM” on Bloomberg (or such other display as may replace “BBAM” on Bloomberg), or any successor thereto, as the London Interbank Offering Rate as of 8:00 a.m., New York City time, on the applicable determination date or (b) if such rate does not appear on said “BBAM” display, then the arithmetic mean (rounded as aforesaid) of certain offered quotations of rates to prime banks in the London interbank market as of approximately 11:00 a.m., London time, in an amount that is representative for a single transaction in the relevant market at the relevant time.

35. Ground Leases. For purposes of this Agreement, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

Ex. II-14

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the originator, its successors and assigns, Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b) The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended, modified, or canceled or terminated by agreement of lessor and lessee without the prior written consent of the lender, and no such consent has been granted since the origination of the Mortgage Loan;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Borrower or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mortgage Loan, or ten (10) years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e) The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its assigns without the consent of the lessor thereunder (or if such consent is necessary it has been obtained), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f) Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

Ex. II-15

(g) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against lender unless such notice is given to the lender;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j) Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

36. Servicing. The servicing and collection practices with respect to the Mortgage Loan have at all times been, in all respects, legal and have met customary industry standards for servicing of commercial loans that are similar to such Mortgage Loan.

37. Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit V.

Ex. II-16

38. [Reserved].

39. No Material Default; Payment Record. No Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of its Purchase Date, no Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Purchased Asset Documents.

40. Bankruptcy. As of the date of origination of such Mortgage Loan and, to Seller’s knowledge, as of the Purchase Date, neither the Mortgaged Property (other than tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in any state or federal bankruptcy, insolvency or similar proceeding.

41. Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by such Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is a Purchased Asset that is cross-collateralized or cross defaulted with another Mortgage Loan that is a Purchased Asset, no Mortgage Loan that is a Purchased Asset has a Borrower that is an affiliate of a Borrower under any other Mortgage Loan that is a Purchased Asset.

42. Environmental Conditions. At origination, each Borrower represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the related Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the related Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the related Mortgaged Property or in a material adverse effect on the value, use or operations of the related Mortgaged Property.

Ex. II-17

A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared during such period), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the related Purchase Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Borrower was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

In the case of each Mortgage Loan with respect to which there is an environmental insurance policy (the “Environmental Insurance Policy”), (i) such Environmental Insurance Policy has been issued by the issuer set forth in the related exception report (the “Policy Issuer”) and is effective as of the Purchase Date, (ii) as of origination and to Seller’s knowledge as of the Purchase Date the Environmental Insurance Policy is in full force and effect, there is no deductible and Seller is a named insured under such policy, (iii) (A) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (B) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Properly, the related Borrower (1) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (2) agreed in the Purchased Asset Documents to

Ex. II-18

establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the related Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (A) the application for insurance, (B) a Borrower questionnaire that was provided to the Policy Issuer, or (C) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.

43. Appraisal. The Purchased Asset File contains an appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Mortgage Loan origination date, and within six (6) months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

44. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan, except as set forth on the related Purchased Asset Schedule.

45. Advance of Funds by Seller. After origination of such Mortgage Loan, no advance of funds has been made by Seller to the related Borrower other than in accordance with the Purchased Asset Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under such Mortgage Loan, other than contributions made on or prior to such Purchase Date.

46. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of each Mortgage Loan.

47. Affiliates. The related Borrower is not an affiliate of Seller.

C. Mezzanine Loans. With respect to each Mezzanine Loan that constitutes additional security for a Purchased Asset:

Ex. II-19

1. Whole Loans. Such Mezzanine Loan is a whole Mezzanine Loan secured by the related Equity Interests. No Mezzanine Loan is a Participation Interest or other partial interest in a Mezzanine Loan. The related Mortgage Loan complies with all of the representations and warranties set forth in Section (B) above and is also a Purchased Asset subject to a Transaction under the Master Repurchase Agreement.

2. Mezzanine Loan Document Status. Each related Promissory Note, guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mezzanine Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by the Insolvency Qualifications.

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Promissory Notes or other Mezzanine Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of such Mezzanine Loan, that would deny the pledgee the principal benefits intended to be provided by the Promissory Note or other Mezzanine Loan Documents.

3. Pledge Provisions. The Mezzanine Loan Documents for such Mezzanine Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Equity Interests of the principal benefits of the security intended to be provided thereby, including realization by UCC foreclosure subject to the limitations set forth in the Insolvency Qualifications.

4. Mezzanine Loan Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement (a) the material terms of the related pledge or other security agreement, Promissory Note, guaranty and the other Mezzanine Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mezzanine Loan; (b) no related Equity Interests or any portion thereof has been released from the lien of the related pledge or other security agreement in any manner which materially interferes with the security intended to be provided by such agreement; and (c) the Borrower has not been released from its material obligations under the related Mezzanine Loan Documents.

5. Lien; Valid Assignment. Subject to the Insolvency Qualifications, each assignment of Mezzanine Loan and other agreement executed in connection with the transfer of such Mezzanine Loan from Seller will constitute a legal, valid and binding assignment or agreement from Seller. Each Mezzanine Loan is freely assignable without the consent of the related Borrower (but subject to the terms and conditions of any related intercreditor agreement). Each pledge of collateral for the Mezzanine Loan creates a legal, valid and enforceable first priority (upon the recording thereof in the applicable recording office) security interest in such collateral,

Ex. II-20

except as the enforcement thereof may be limited by the Insolvency Qualifications. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

6. UCC 9 Policies. Seller’s security interest in the Equity Interests is covered by a “UCC 9” insurance policy relating to the Mezzanine Loan (or, if such policy is yet to be issued, by a pro forma title policy or “marked up” commitment preliminary title policy with escrow or closing instructions, in each case binding on the issuer), and (i) such policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, (ii) all premiums thereunder have been paid, (iii) no claims have been made thereunder, and (iv) no claims have been paid thereunder. The originator of such Mezzanine Loan obtained a mezzanine endorsement to the “owner’s” title policy or an assignment of title proceeds in connection therewith.

7. Actions Concerning Mezzanine Loan. As of the date of origination of such Mezzanine Loan and to Seller’s knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any related Borrower or guarantor, or the related Equity Interests, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to such Equity Interests, (b) the related Borrower’s title to the related Mortgaged Property, (c) the validity or enforceability of the related Mezzanine Loan Documents, (d) such Borrower’s ability to perform under such Mezzanine Loan (or the related Borrower’s ability to perform under the related Mortgage Loan, as applicable), (e) such guarantor’s ability to perform under the related guaranty or (f) the principal benefit of the security intended to be provided by the Mezzanine Loan Documents.

8. Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to such Mezzanine Loan are in the possession, or under the control, of Seller or Servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the lender under the related Mezzanine Loan Documents are being conveyed by Seller to Purchaser (although the same may be held by Servicer in accordance with the Servicing Agreement and the Servicer Notice.

9. No Holdbacks. The principal amount of such Mezzanine Loan stated on the related Purchased Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except (i) in those cases where the full amount of such Mezzanine Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Seller to merit such holdback or (ii) future advances to be funded with respect to such Mezzanine Loan as identified in the related Purchased Asset Schedule).

10. No Contingent Interest or Equity Participation. No Mezzanine Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

Ex. II-21

11. Compliance with Usury Laws. The Interest Rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Mezzanine Loan complied as of the date of origination of such Mezzanine Loan with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

12. Recourse Obligations. The Mezzanine Loan Documents for each Mezzanine Loan provide that such Mezzanine Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Borrower; (ii) if Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) upon any voluntary transfer of either the related Mortgaged Property or equity interests in the Borrower made in violation of the Mezzanine Loan Documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Borrower’s (i) misappropriation of rents after the occurrence of an event of default under the Mezzanine Loan; (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mezzanine Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

13. Single-Purpose Entity. Each Mezzanine Loan requires the Mezzaine Borrower to be a Single-Purpose Entity for at least as long as the Mezzanine Loan is outstanding. Both the Mezzanine Loan Documents and the organizational documents of the Borrower with respect to each Mezzanine Loan that, together with the related Mortgage Loan, has an aggregate maximum principal balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mezzanine Loan that, together with the related Mortgage Loan, has an aggregate maximum principal balance of $20 million or more has a counsel’s opinion regarding non-consolidation the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if such Mezzanine Loan, together with the related Mortgage Loan, has an aggregate maximum principal balance equal to $5 million or less, its organizational documents or the related Mezzanine Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning the Equity Interests in the related Borrower and prohibit it from engaging in any business unrelated to such Equity Interests, and whose organizational documents further provide, or which entity represented in the related Mezzanine Loan Documents, substantially to the effect that it does not have any assets other than those related to such Equity Interests, or any indebtedness other than as permitted by the related Mezzanine Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Mezzanine Loan that is cross-collateralized and cross-defaulted with the related Mezzanine Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

Ex. II-22

14. Defeasance. The Mezzanine Loan does not expressly permit defeasance.

15. Interest Rates. Each Mezzanine Loan bears interest at a floating rate of interest that is based on LIBOR (or an alternative index that has become generally accepted as a replacement to LIBOR) plus a margin (which interest rate may be subject to a minimum or “floor” rate).

16. Servicing. The servicing and collection practices with respect to the Mezzanine Loan have at all times been, in all respects, legal and, have met customary industry standards for servicing of commercial loans that are similar to such Mezzanine Loan.

17. Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mezzanine Loan have been, in all material respects, legal and as of the date of its origination, such Mezzanine Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mezzanine Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit V.

18. No Material Default; Payment Record. No Mezzanine Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of its Purchase Date, no Mezzanine Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s knowledge there is (a) no material default, breach, violation or event of acceleration existing under the related Mezzanine Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mezzanine Loan, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V. No person other than the holder of such Mezzanine Loan may declare any event of default under the Mezzanine Loan or accelerate any indebtedness under the Mezzanine Loan Documents.

19. Bankruptcy. As of the date of origination of such Mezzanine Loan and, to Seller’s knowledge, as of the Purchase Date for the related Mortgage Loan, no related Borrower or guarantor is a debtor in any state or federal bankruptcy, insolvency or similar proceeding.

20. Organization of Borrower. With respect to each Mezzanine Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by such Borrower in connection with the origination of such Mezzanine Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

Ex. II-23

21. Cross-Collateralization. No Mezzanine Loan is cross-collateralized or cross-defaulted with any other loan, except any Mortgage Loan or Mezzanine Loan that is a Purchased Asset and only to the extent set forth on the related Purchased Asset Schedule.

22. Advance of Funds by Seller. After origination of such Mezzanine Loan, no advance of funds has been made by Seller to the related Borrower other than in accordance with the Mezzanine Loan Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on such Mezzanine Loan (other than as contemplated by the Mezzanine Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or the Mezzanine Loan Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under such Mezzanine Loan, other than contributions made on or prior to such Purchase Date.

23. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of each Mezzanine Loan.

24. Affiliates. The related Borrower is not an affiliate of Seller.

25. Not a Security. With respect to each Mezzanine Loan, such Mezzanine Loan has not been deemed, and is not, a “security” within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

26. Required Terms. With respect to each Mezzanine Loan, (x) the related Mortgage Loan contains a requirement that any principal repayment of such Mortgage Loan must be accompanied by a pro rata principal repayment (based on outstanding principal balance) of such Mezzanine Loan, (y) a default under the related Mortgage Loan constitutes a default under such Mezzanine Loan and (z) the related Mortgage Loan and such Mezzanine Loan are coterminous.

D. Senior Notes. With respect to each Purchased Asset that is a Promissory Note, such note is a Senior Note (with no existing more-senior Promissory Note or Participation Interest) related to a Mortgage Loan or a Mezzanine Loan that complies with all of the representations set forth in Section B or C above. If such Promissory Note is pari passu with any other Promissory Note, the holder of such Promissory Note is the lead and controlling holder as between such pari passu Promissory Note pursuant to a co-lender or intercreditor agreement that is legal, valid and enforceable as between its parties, subject to the limitations set forth in the Insolvency Qualifications.

E. Participation Interests. With respect to each Purchased Asset that is a Participation Interest:

1. Mortgage Loan. The related Mortgage Loan complies with all of the representations set forth in Section B above.

Ex. II-24

2. Performing Participation. Such Participation Interest is performing and is evidenced by a physical Participation Certificate.

3. Record Holder; Status of Participation Agreement. Such Participation Interest is a senior or pari passu participation interest (in each case, with no existing more-senior participation interest) in a whole Mortgage Loan. Seller is the record mortgagee of the related Mortgage Loan (“Record Holder”) pursuant to a participation agreement that is legal, valid and enforceable as between its parties. If such Participation Interest is (i) a pari passu participation interest or (ii) a senior participation interest with respect to which no related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Mortgage Loan, the related participation agreement provides that the holder of such Participation Interest has full power, authority and discretion to service (or cause to be serviced) the related Mortgage Loan, modify and amend the terms thereof, pursue remedies and enforcement actions, including foreclosure or other legal action, without consent or approval of any holder of a Companion Interest (each, a “Companion Interest Holder”). If such Participation Interest is a senior participation interest with respect to which the related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Mortgage Loan, the control rights granted to the holder of such junior participation pursuant to the related participation agreement are customary for holders of junior participations in commercial mortgage loans.

4. Costs and Expenses. If the Participation Interest is pari passu with any Companion Interest, the holder of such Companion Interest is required to pay its pro rata share of any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan upon request therefor by the Record Holder or a servicer). If the Participation Interest is senior to any Companion Interest, the holder of such Companion Interest is required to bear any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Mortgage Loan prior to the holder of such Participation Interest.

5. Companion Interest Holders. The related participation agreement is effective to convey the related Companion Interest to the related Companion Interest Holders and is not intended to be or effective as a loan or other financing secured by the related Mortgaged Property. The Record Holder owes no fiduciary duty or obligation to any Companion Interest Holder pursuant to the applicable participation agreement.

6. Purchased Asset File. The Purchased Asset File with respect to such Participation Interest includes all material documents evidencing and/or securing such Participation Interest and since origination and except by written instruments set forth in the related Purchased Asset File or to the extent otherwise permitted in accordance with the Master Repurchase Agreement, the terms of such documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any material respect except as set forth in the documents contained in the Purchased Asset File. Each assignment of the related Participation Certificate contained in the Purchased Asset File is in the form required by the related participation agreement or is otherwise sufficient to assign such Participation Certificate.

7. No Defaults or Waivers under Participation Documents. All amounts due and owing to any Companion Interest Holder pursuant to the related participation agreement or

Ex. II-25

related documents have been duly and timely paid. (a) There is (i) no default, breach or violation existing under any participation agreement or related document, and (ii) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, or violation under any participation agreement or related document, and (b) no default, breach or violation under any participation agreement or related document has been waived, that, in the case of either (a) or (b), materially and adversely affects the value of the Participation Interest; provided, however, that this representation and warranty does not cover any default, breach or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit V. No person other than the holder of such Participation Interest or the related Companion Interests (or, in each case, a pledgee of any such Participation Interests) may declare any default, breach or violation under the applicable participation agreement or related documents.

8. Bankruptcy. No issuer of such Participation Interest or Companion Interest Holder is a debtor in any outstanding state or federal bankruptcy or insolvency proceeding.

9. No Known Liabilities. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.

10. Transfer. The Record Holder role, rights and responsibilities are assignable by Seller without consent or approval other than those that have been obtained and Seller will timely deliver to Custodian all necessary assignments, notices, and documents in order to convey record title of the related Mortgage Loan and other rights and interests to Purchaser in its capacity as successor Record Holder;

11. No Repurchase. The terms of the related participation agreement do not require or obligate the Record Holder or its successor or assigns to repurchase any Companion Interest under any circumstances.

12. No Misrepresentations. Neither Seller nor any Affiliate thereof, in selling any Companion Interest to a Companion Interest Holder, committed any fraud or made any material misrepresentation or omission of information necessary for such Companion Interest Holder to make an informed decision to purchase such Companion Interest.

13. UCC. Such Participation Interest (i) is not dealt in or traded on a securities exchange or in a securities market, (ii) does not by its terms expressly provide that it is a Security governed by Article 8 of the UCC, (iii) is not Investment Property, (iv) is not held in a Securities Account and (v) does not constitute a Security or a Financial Asset. The related Participation Certificate is an Instrument. For purposes of this paragraph (13), capitalized terms undefined in the Master Repurchase Agreement have the meaning given to such term in the UCC.

Ex. II-26